Exhibit 18.1

CKE RESTAURANTS, INC. AND SUBSIDIARIES
PREFERABILITY LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 15, 2011

CKE Restaurants, Inc
6307 Carpinteria Ave., Ste. A
Carpinteria, California 93013

Ladies and Gentlemen:

We have audited the consolidated balance sheets of CKE Restaurants, Inc. (the Company) as of January 31, 2011 (Successor) and 2010 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the twenty-nine weeks ended January 31, 2011 (Successor), the twenty-four weeks ended July 12, 2010 (Predecessor) and each of the years in the two-year period ended January 31, 2010 (Predecessor), and have reported thereon under date of April 15, 2011. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended January 31, 2011. As stated in note 1 to those financial statements, the Company changed its date for its annual goodwill impairment test from  the first day of its fiscal year to the last day of the first accounting period in its fiscal fourth quarter. The Company states that the newly adopted testing date is preferable in the circumstances because it better aligns the impairment testing procedures with its  year-end financial reporting. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the timing of the goodwill impairment date was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/  KPMG LLP